EXHIBIT 16.1

October 1, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 1, 2004, of Vista Medical Technologies, Inc. and are in agreement with the statements contained in the second and third paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP